Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pineapple Energy Inc. of our report dated May 16, 2022, relating to the combined financial statements of Hawaii Energy Connection, LLC and E Gear, LLC, appearing in the Form 8 K/A of Pineapple Energy Inc. dated May 19, 2022.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

November 15, 2022